Exhibit 23.2

Husker Ag, LLC

54048 Hwy 20

P.O. Box 10

Plainview, NE 68769

We consent to the incorporation by reference in the registration statement of Husker Ag, LLC on Form S-3 of our report dated February 1, 2006, on our audits of the financial statements and financial statement schedules of Husker Ag, LLC as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003, which report is included in Husker Ag, LLC’s Annual Report on Form 10-K. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Lincoln, Nebraska

August 31, 2006